Pricing Supplement No. K1652
To the Underlying Supplement dated June 18, 2020,

Product Supplement No. I-B dated June 18, 2020,

Prospectus Supplement dated June 18, 2020 and

Prospectus dated June 18, 2020

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 December 17, 2020
Financial Products
$2,946,000 Autocallable Buffered Return Equity Securities due June 22, 2022 Linked to the Performance of the Lowest Performing of the Russell 2000® Index and the Nasdaq-100 Index®
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.

•	If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date, as set forth below, and no further payments will be made on the securities.

•	If the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than the Buffer Level, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 plus a return equal to the Contingent Return of 14.475%.

•	If the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, investors will be exposed on a leveraged basis to the decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. You could lose your entire investment.

•	Senior unsecured obligations of Credit Suisse maturing June 22, 2022. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on December 17, 2020 (the “Trade Date”) and the securities are expected to settle on December 22, 2020 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$2	$998
Total	$2,946,000	$5,892	$2,940,108

(1) Certain fiduciary accounts may pay a purchase price of at least $998 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $2 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $991.30 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

December 17, 2020

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Underlyings:

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” and “The Reference Indices—The NASDAQ-100 Index®” in the accompanying underlying supplement. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Buffer Level:

Underlying	Ticker	Initial Level	Buffer Level
Russell 2000® Index	RTY <Index>	1952.722	1562.1776 (80% of Initial Level)
Nasdaq-100 Index®	NDX <Index>	12668.16	10134.528 (80% of Initial Level)
Automatic Redemption:

If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date. Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments will be made on the securities.

Each Trigger Observation Date, Trigger Level applicable to each Trigger Observation Date and Automatic Redemption Date is set forth in the table below. The Trigger Observation Dates and Automatic Redemption Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Trigger Observation Dates	Trigger Level	Automatic Redemption Dates
June 17, 2021	100% of Initial Level	June 22, 2021
December 17, 2021	100% of Initial Level	December 22, 2022

Trigger Event:	A Trigger Event will occur if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its applicable Trigger Level.
Automatic Redemption Premium:

For each $1,000 principal amount of securities you hold:

• $58.25 if a Trigger Event occurs on the first Trigger Observation Date

• $96.50 if a Trigger Event occurs on the second Trigger Observation Date

Redemption Amount:	At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Security Performance Factor:	The Security Performance Factor is expressed as a percentage and is calculated as follows:
• If the Final Level of the Lowest Peforming Underlying is equal to or greater than its Buffer Level, the Security Performance Factor will equal the Contingent Return.
The maximum payment on the securities, based on the Contingent Return of 14.475%, is $1,144.75 per $1,000 principal amount.
• If the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Security Performance Factor will equal the product of (i) the Downside Participation Rate multiplied by (ii) the sum of (a) the Underlying Return of the Lowest Performing Underlying plus (b) the Buffer Amount.
If the securities are not automatically redeemed prior to maturity and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed on a leveraged basis to the decline in such Underlying and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.
Underlying Return:

For each Underlying:

Final Level – Initial Level
Initial Level

If the securities are not automatically redeemed prior to maturity and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed on a leveraged basis to the decline in such Underlying and you will receive less than the principal amount of your securities at maturity. You could lose your entire investment.

Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Contingent Return:	14.475%
Buffer Amount:	20%
Downside Participation Rate:	For each Underlying, the quotient of its Initial Level divided by its Buffer Level, which equals approximately 125%.
Initial Level:	For each Underlying, the closing level of such Underlying on the Strike Date, as set forth in the table above.
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Strike Date:	December 16, 2020
Valuation Date:	June 16, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date:	June 22, 2022, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22552WYR0

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

•	Product Supplement No. I-B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The tables and examples assume (i) for each Underlying, the Trigger Level is 100% of its Initial Level of such Underlying, (ii) the Automatic Redemption Premiums are as set forth in “Key Terms” herein, (iii) the Contingent Return is 14.475%, (iv) the Buffer Level for each Underlying is 80% of the Initial Level of such Underlying, (v) the Buffer Amount is 20% and (vi) the Downside Participation Rate is 125%. The actual Trigger Levels, Automatic Redemption Premiums, Contingent Return, Buffer Levels and Buffer Amount are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to whether the closing levels of both Underlyings are equal to or greater than their applicable Trigger Levels on any Trigger Observation Date and the Final Level of each Underlying. It is not possible to predict whether a Trigger Event will occur, and in the event that the securities are not automatically redeemed, whether and by how much the Final Level of the Lowest Performing Underlying will have decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and the examples below have been rounded for ease of analysis.

TABLE 1: Hypothetical Redemption Amounts

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount per $1,000 Principal Amount of Securities
100%	14.475%	$1,144.75
90%	14.475%	$1,144.75
80%	14.475%	$1,144.75
70%	14.475%	$1,144.75
60%	14.475%	$1,144.75
50%	14.475%	$1,144.75
40%	14.475%	$1,144.75
30%	14.475%	$1,144.75
20%	14.475%	$1,144.75
10%	14.475%	$1,144.75
0%	14.475%	$1,144.75
−10%	14.475%	$1,144.75
−20%	14.475%	$1,144.75
−21%	−1.25%	$987.50
−30%	−12.50%	$875
−40%	−25%	$750
−50%	−37.50%	$625
−60%	−50%	$500
−70%	−62.50%	$375
−80%	−75%	$250
−90%	−87.50%	$125
−100%	−100%	$0

TABLE 2: The securities are automatically redeemed.

Trigger Observation Date on which a Trigger Event occurs	Automatic Redemption Premium applicable to the Trigger Observation Date	Cash payment per $1,000 principal amount of securities
First Trigger Observation Date	$58.25	$1,058.25
Second Trigger Observation Date	$96.50	$1,096.50

Example 1: The closing levels of each Underlying on the first Trigger Observation Date are equal to or greater than their applicable Trigger Levels.

Underlying	Closing level of each Underlying on the first Trigger Observation Date	Closing level of each Underlying on the second Trigger Observation Date	Final Level
RTY	Greater than or equal to Trigger Level	N/A	N/A
NDX	Greater than or equal to Trigger Level	N/A	N/A

Because the closing levels of each Underlying are equal to or greater than their applicable Trigger Levels on the first Trigger Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the first Trigger Observation Date:

= $1,000 + $58.25= $1,058.25

Example 2: The securities are not automatically redeemed on the first Trigger Observation Date and the closing levels of each Underlying on the second Trigger Observation Date are equal to or greater than their applicable Trigger Levels.

Underlying	Closing level of each Underlying on the first Trigger Observation Date	Closing level of each Underlying on the second Trigger Observation Date	Final Level
RTY	Less than Trigger Level	Greater than or equal to Trigger Level	N/A
NDX	Less than Trigger Level	Greater than or equal to Trigger Level	N/A

Since the closing levels of each Underlying are less than their applicable Trigger Levels on the first Trigger Observation Date, the securities are not automatically redeemed on the first Trigger Observation Date. Since the closing levels of each Underlying are equal to or greater than their Trigger Levels on the second Trigger Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Trigger Observation Date:

= $1,000 + $96.50 = $1,096.50

Example 3: The securities are not automatically redeemed on any Trigger Observation Date and the Final Level of the Lowest Performing Underlying is equal to or greater than its Buffer Level.

Underlying	Closing level of each Underlying on each Trigger Observation Date	Final Level
RTY	Various (all less than Trigger Level)	190% of Initial Level
NDX	Various (all greater than Trigger Level)	180% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or greater than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	Contingent Return
	=	14.475%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1.14475
	=	$1,144.75

In this example, the Security Performance Factor is equal to 14.475% and at maturity you would be entitled to receive a Redemption Amount equal to $1,144.75 per $1,000 principal amount of securities. Because the Final Level of the Lowest

Performing Underlying is equal to or greater than its Buffer Level, the Security Performance Factor is equal to the Contingent Return. Regardless of the appreciation of any Underlying, your return on the securities will not exceed the Contingent Return.

Example 4: The securities are not automatically redeemed on any Trigger Observation Date and the Final Level of the Lowest Performing Underlying is equal to or greater than its Buffer Level.

Underlying	Closing level of each Underlying on each Trigger Observation Date	Final Level
RTY	Various (all less than Trigger Level)	90% of Initial Level
NDX	Various (all greater than Trigger Level)	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Initial Level but equal to or greater than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	0%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 1
	=	$1,000

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Buffer Level, the Security Performance Factor is equal to zero.

Example 5: The securities are not automatically redeemed on any Trigger Observation Date and the Final Level of the Lowest Performing Underlying is less than its Buffer Level.

Underlying	Closing level of each Underlying on each Trigger Observation Date	Final Level
RTY	Various (all less than Trigger Level)	40% of Initial Level
NDX	Various (all greater than Trigger Level)	120% of Initial Level

Because the Final Level of the Lowest Performing Underlying is equal to or less than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	Downside Participation Rate × [Underlying Return of the Lowest Performing Underlying + Buffer Amount]
	=	125% × [−60% + 20%]
	=	125% × −40%
	=	−50%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 0.50
	=	$500

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed on a leveraged basis to the depreciation in the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. In this scenario, you will lose 50% of the principal amount at maturity; therefore, the securities will provide an effective buffer (which is the difference between the negative performance of the Lowest Performing Underlying and the loss on the securities) of 10%.

Example 6: The securities are not automatically redeemed.

Underlying	Closing level of each Underlying on each Trigger Observation Date	Final Level
RTY	Various (all less than Trigger Level)	10% of Initial Level
NDX	Various (all greater than Trigger Level)	110% of Initial Level

Because the Final Level of the Lowest Performing Underlying is less than its Buffer Level, the Redemption Amount is determined as follows:

Security Performance Factor	=	Downside Participation Rate × [Underlying Return of the Lowest Performing Underlying + Buffer Amount]
	=	125% × [−90% + 20%]
	=	125% × −70%
	=	−87.50%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 0.125
	=	$125

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed on a leveraged basis to the depreciation in the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. In this scenario, you will lose 87.50% of the principal amount at maturity; therefore, the securities will provide an effective buffer (which is the difference between the negative performance of the Lowest Performing Underlying and the loss on the securities) of 2.50%. A comparison of this example with the previous example illustrates the diminishing effective buffer as the level of the Lowest Performing Underlying decreases.

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities or you may receive nothing. If the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be fully exposed to such negative performance on a leveraged basis, which will progressively offset the protection that the Buffer Amount would offer. In such case, the Security Performance Factor will be calculated as follows: (i) the Downside Participation Rate multiplied by (ii) the sum of (a) the percentage decline in the Lowest Performing Underlying from its Initial Level to its Final Level and (b) the Buffer Amount. Accordingly, the lower the Final Level of the Lowest Performing Underlying, the less benefit you will receive from the buffer. You could lose your entire investment. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than its (i) applicable Trigger Level on a Trigger Observation Date or (ii) the Final Level could be less than the Buffer Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher Automatic Redemption Premium or Contingent Return, as applicable, than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Trigger Levels or Buffer Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Automatic Redemption Premium or Contingent Return may indicate an increased risk of loss. Further, relatively lower Trigger Levels or Buffer Levels may not necessarily indicate that you will receive an Automatic Redemption Premium on any Trigger Observation Date or the Contingent Return, or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE — While the original term of the securities is approximately one year and six months, the securities will be automatically redeemed before maturity if, on any Trigger Observation Date, the closing level of each Underlying on such Trigger Observation Date is equal to or greater than its applicable Trigger Level. If the securities are automatically redeemed, you will receive a cash payment equal to the princip al amount of securities you hold plus the Automatic Redemption Premium applicable to that Trigger Observation Date and no further payments will be made on the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs. Additionally, because the Trigger Level is reduced at intervals over the term of the securities, the probability that the securities will be automatically redeemed will increase the longer the securities remain outstanding.

•	THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK — The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that offer the same return as the securities.

•	THE SECURITIES DO NOT PAY INTEREST — We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•	APPRECIATION POTENTIAL IS LIMITED — The appreciation potential of the securities will be limited to (i) the Automatic Redemption Premium applicable to the relevant Trigger Observation Date or (ii) the Contingent Return, regardless of any appreciation in the Underlyings, which may be significant. If a Trigger Event does not occur and the Final Level of any Underlying is less than its Buffer Level, you will be exposed on a leveraged basis to the decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level beyond its Buffer Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Buffer Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the closing level or Final Level, as applicable, of at least one of the Underlyings will be less than its Trigger Level, Initial Level or Buffer Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE SECURITIES ARE LINKED TO THE RUSSELL 2000® INDEX AND ARE SUBJECT TO THE RISKS ASSOCIATED WITH SMALL-CAPITALIZATION COMPANIES — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

•	FOREIGN COMPANY RISK— Some of the assets included in the Nasdaq-100 Index® are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index®, and therefore the performance of the Nasdaq-100 Index® and the value of the securities.

•	NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of the equity securities that comprise the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings.

Risks Relating to the Issuer

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in instruments related to the Underlyings. We or our affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing levels of such Underlyings from January 2, 2015 through December 16, 2020. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities.

For additional information on the Russell 2000® Index and the Nasdaq-100 Index® see

“The Reference Indices—The FTSE Russell Indices—The Russell Indices—The Russell 2000® Index” and “The Reference Indices—The NASDAQ-100 Index®” in the accompanying underlying supplement.

The closing level of the Russell 2000® Index on December 16, 2020 was 1952.722.

The closing level of the Nasdaq-100 Index® on December 16, 2020 was 12668.16.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $2 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated September 9. 2020 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9. 2020. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated September 9. 2020, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on September 9. 2020. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse